Exhibit 3.6

AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
WILSON HOLDINGS, INC.

ARTICLE I
Name

The name of the Corporation is Wilson Holdings, Inc.

ARTICLE II
Purpose

The purpose for which this Corporation is formed is to engage in any lawful activity and business as from time to time determined by the Board of Directors.

ARTICLE III
Capital

3.1.   Authorized Capital Stock. The authorized capital stock of the Corporation consists of One Hundred Ten Million (110,000,000) shares having a par value of one tenth of one cent ($.001) per share, divided into One Hundred Million (100,000,000) shares of Common Stock and Ten Million (10,000,000) shares of Preferred Stock.

3.2.   Preferred Stock. The Preferred Stock may be issued by the Corporation from time to time in one or more series and in such amounts as may be determined by the Board of Directors thereof. The designations, voting rights, amounts of preference upon distribution of assets, rates of dividends, premiums of redemption, conversion rights and other variations, if any, the qualifications, limitations or restrictions thereof, if any, of the Preferred Stock, and of each series thereof, shall be such as are fixed by the Board of Directors, the authority so to do being hereby expressly granted, and as are stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of such series of Preferred Stock (hereinafter called “Directors’ Resolution”). The Directors’ Resolution as to any series shall (a) designate the series, (b) fix the dividend rate or method of determining the dividend rate, if any, of such series, the payment dates for dividends on shares of such series and the date or dates, or the method of determining the date or dates, if any, from which dividends on shares of such series shall be cumulative, and any other conditions to such dividends, (c) fix the amount or amounts payable on shares of such series upon voluntary or involuntary liquidation, dissolution or winding up, or method of determining the same and (d) if the shares of such series may be redeemed, state the price or prices or rate or rates, and adjustments, or method of determining the same, if any, and the time or times, or method of determining the same, and the terms and conditions on which, the shares of such series may be redeemed. The

Directors' Resolution may (a) limit the number of shares of such series that may be issued, (b) provide for a sinking fund for the purchase or redemption of shares of such series and determine the terms and conditions governing the operation of any such fund, (c) deny or grant voting rights, full or limited, to the holders of shares of such series, (d) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issuance of additional Preferred Stock or other capital stock ranking on a parity therewith, or prior thereto, with respect to dividends or distribution of assets upon liquidation, (e) impose conditions or restrictions upon the payment of dividends upon, or the making of other distributions to, or the acquisition of, shares ranking junior to the Preferred Stock or to any series thereof with respect to dividends or distributions of assets upon liquidation, (f) state the price or prices or the rate or rates of exchange and other terms, conditions and adjustments upon which shares of any such series may be convertible into, or exchangeable for shares of any of the class or classes or of any other series of Preferred Stock or any other class or classes of stock, or the method of determining the same, and (g) grant such other special rights and impose such qualifications, limitations or restrictions thereon as shall be fixed by the Board of Directors and any voting power, designation, preference, right, qualification, limitation or restriction on the Preferred Stock, and any rate, condition or time for payment of dividends of the Preferred Stock, may be made dependent upon any fact which may be ascertained outside of these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends, if the manner in which a fact may operate upon the voting power, designation, preference, right, qualification, limitation or restriction, or the rate, condition or time of payment of such dividend, is stated in these Articles of Incorporation or the Directors’ Resolution or, with respect to any rate, condition or time for payment of dividends of the Preferred Stock, in the resolution providing for the dividends.

3.3.   Common Stock. Except as otherwise required by law, the Articles of Incorporation or as otherwise provided in any Director’s Resolution, all shares of Common Stock shall be identical and the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

3.4.   Relative Ranking of Common Stock. The Common Stock is junior to the Preferred Stock and is subject to all the powers, rights, privileges, preferences and priorities of the Preferred Stock as herein set forth and as may be stated in any Directors’ Resolution or Resolutions.

3.5.  Assessment of Shares. The capital stock of the Corporation, after the amount of the consideration for the issuance of shares, as determined by the Board of Directors, has been paid, is not subject to assessment to pay the debts of the Corporation and no stock issued as fully paid up may ever be assessed, and the Articles of Incorporation cannot be amended in this respect.

3.6.  Cumulative Voting. Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, cumulative voting by any shareholder is hereby denied.

3.7   Preemptive Rights. Unless expressly granted pursuant to any Directors’ Resolution with respect to holders of one or more series of Preferred Stock, no shareholder shall have any preemptive rights.

ARTICLE IV
Governing Board

The members of the governing board of the Corporation are designated as Directors. The members of the Board of Directors will serve until his or her successor or successors are elected and qualified. The number of directors, whether a fixed number of directors or a variable number of directors with a fixed minimum and maximum, and the manner in which the number of directors may increased or decreased, shall be as provided in the bylaws of the Corporation. Elections of Directors need not be by written ballot except and to the extent required by the bylaws of the Corporation. The Board of Directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

ARTICLE V
Directors’ and Officers’ Liability

5.1.   Elimination of Liability. Except as otherwise provided in Nevada Revised Statutes Section 35.230, 90.660, 91.250, 452.200, 452.270, 668.045 and 694A.030, a director or officer is not individually liable to the Corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that: (a) his act or refusal to act constituted a breach of his fiduciary duties as a director or officer; and (b) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law. In the event that Nevada law is amended to authorize the further elimination or limitation of liability of directors or officers, then this Article V shall also be deemed amended to provide for the elimination or limitation of liability to the fullest extent permitted by Nevada law, as so amended.

5.2.   Mandatory Indemnification. The Corporation shall indemnify the officers and directors of the Corporation to the fullest extent permitted by Nevada law as the same exists or may hereafter be amended.

5.3.   Mandatory Payment of Expenses. The Corporation shall pay the expenses incurred by a director or officer in defending any civil, criminal, administrative, or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that the director or officer is not entitled to be indemnified by the Corporation as authorized by Nevada law.

5.4.   Effect of Amendment or Repeal. Any amendment to or repeal of any of the provisions in this Article V shall not adversely affect any right or protection of a director or officer of the Corporation for or with respect to any act or omission of such director or officer occurring prior to such amendment or repeal.

ARTICLE VI
Sale of Corporation’s Assets

The Corporation may sell, lease or exchange all of the Corporation’s property and assets, including the Corporation’s good will and corporate franchises, upon the affirmative vote of a majority of the Board of Directors and no vote of the shareholders shall be required.

ARTICLE VII
Distributions

The Corporation is specifically authorized to make Distributions, as defined in Nevada Revised Statutes §78.191, as determined from time to time by the Board of Directors, unless, after giving effect to such Distribution, the Corporation would not be able to pay its debts as they become due in the usual course of business.

ARTICLE VIII

Acquisition of Controlling Interest Act and Combinations with Interested
Stockholders Act

The Corporation shall not be subject to the provisions of Nevada Revised Statutes Sections 78.378 to 78.3793, inclusive (Acquisition of Controlling Interest) or Nevada Revised Statutes Sections 78.411 through 78.444, inclusive (Combinations with Interested Stockholders).

ARTICLE IX
Amendment or Repeal

The Corporation reserves the right to amend, alter, change or repeal any provisions of these Articles of Incorporation in the manner now or hereafter prescribed by statutes and all rights, except to the extent specifically provided for in Article V above, conferred by these Articles are granted subject to this reservation.